As filed with the Securities and Exchange Commission on May 31, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RAVEN INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

South Dakota	46-0246171
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

205 E. 6th Street, P.O. Box 5107

Sioux Falls, South Dakota 57117- 5107

Telephone: (605) 336-2750

(Address of principal executive offices)

RAVEN INDUSTRIES, INC. 401(k) PLAN

(Full title of the Plan)

Copy to:

Daniel A. Rykhus

President and Chief Executive Officer

Raven Industries, Inc.

205 E. 6th Street, P.O. Box 5107

Sioux Falls, SD 57117-5107

Telephone: (605) 336-2750

(Name and address of agent for service)

Martin R. Rosenbaum, Esq. Maslon Edelman Borman & Brand, LLP 3300 Wells Fargo Center 90 South 7th Street Minneapolis, Minnesota 55402 Telephone: (612) 672-8200 Facsimile: (612) 672-8397

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, par value $1.00 per share	250,000	$30.71	$7,677,500.00	$1,047.22

(1)	Pursuant to Rule 416(a), this Registration Statement also covers additional securities that may be offered as a result of recapitalization, stock splits, stock dividends or similar transactions relating to the shares covered by this registration statement. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the average of the high and low sale prices of the registrant’s common stock on May 29, 2013, as reported on the Nasdaq Stock Market.

PART I

As permitted by the rules of the Securities and Exchange Commission, this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this registration statement will be sent or given to eligible employees as specified in Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

Item 3. Incorporation of Documents by Reference.

The following documents filed by the registrant with the Securities and Exchange Commission are hereby incorporated herein by this reference:

(a) Annual Report on Form 10-K for the fiscal year ended January 31, 2013;

(b) Current Reports on Form 8-K filed on March 28, 2013 and May 29, 2013;

(c) Quarterly Report on Form 10-Q for the quarter ended April 30, 2013;

(d) The Definitive Proxy Statement dated April 12, 2013 for the Annual Meeting of Stockholders held on May 23, 2013;

(e) Description of the registrant’s Common Stock, $1.00 par value per share, included in the registrant’s Registration Statement on Form S-3 (Registration No. 333-26327) under the caption “Description of Securities”; and

(f) All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article Eighth of the registrant’s Articles of Incorporation reads as follows:

LIMITATION OF LIABILITY OF DIRECTORS. No director of the corporation shall be personally liable to the corporation or any shareholder for monetary damages for breach of fiduciary duty as a director.

Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law for: (i) breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) any violation of South Dakota Codified Laws Sections 47-5-15 to 47-5-19, inclusive, (iv) any transaction from which the director derived an improper personal benefit, or (v) any act or omission occurring prior to the date when this Article Eighth becomes effective. Neither the amendment nor repeal of this paragraph, nor the adoption of any provision of this Articles of Incorporation inconsistent with this paragraph, shall apply to or have any effect upon the liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of any inconsistent provision.

Article VI of the registrant’s Amended and Restated Bylaws provides for mandatory indemnification of officers and directors if certain standards are conduct are met. Specifically, the registrant shall indemnify officers and directors of the registrant for actions or suits against them, provided such officer or director (a) acted in good faith, (b) reasonably believed (i) in the case of conduct in an official capacity, that the conduct was in the best interests of the registrant, and (ii) in all other cases, that such conduct was at least not opposed to the best interests of the registrant, and (c) in the case of any criminal proceeding, had no reasonable cause to believe such conduct was unlawful. Indemnification amounts are limited to reasonable costs, charges and expenses, excluding judgments fines and penalties. In addition, Article VI of the registrant’s Amended and Restated Bylaws includes procedures for the advancement of expenses to indemnified officers and directors prior to the final disposition of indemnifiable claims. It also protects against any retroactive loss of indemnification rights due to amendment, termination or repeal of Article VI or of relevant provisions of the South Dakota corporation law or any other applicable laws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit	Description
5.1

The shares of common stock of the Registrant offered and sold pursuant to the Plan are purchased by the administrator of the assets of the Plan in market transactions. Because no original issuance securities will be offered or sold pursuant to the Plan, no opinion of counsel regarding the legality of the securities being registered hereunder is required.

Pursuant to Item 8(b) of Form S-8, the Registrant has submitted the Plan to the Internal Revenue Service (“IRS”) for a determination letter that the Plan is qualified under Section 401 of the Internal Revenue Code of 1986 and will submit any amendments thereto to the IRS in a timely manner and has made and will make all changes required by the IRS in order to qualify the Plan.

23.1	Consent of Independent Registered Public Accounting Firm – PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included on signature page hereof).

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and prices represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sioux Falls and the State of South Dakota, on this 31st day of May, 2013.

RAVEN INDUSTRIES, INC.

By:	/s/ Thomas Iacarella
Thomas Iacarella,
Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature to this registration statement appears below hereby constitutes and appoints Daniel A. Rykhus and Thomas Iacarella, signing singly as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this registration statement and any and all instruments or documents filed as part of or in connection with this registration statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

The undersigned also grants to said attorney-in-fact, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted. This Power of Attorney shall remain in effect until revoked in writing by the undersigned.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Daniel A. Rykhus	/s/ Kevin T. Kirby
Daniel A. Rykhus, Director, President and Chief Executive Officer (principal executive officer)	Kevin T. Kirby, Director

/s/ Thomas Iacarella	/s/ Marc E. LeBaron
Thomas Iacarella, Vice President and Chief Financial Officer (principal financial and accounting officer)	Marc E. LeBaron, Director

/s/ Thomas S. Everist	/s/ Cynthia H. Milligan
Thomas S. Everist, Chairman of the Board	Cynthia H. Milligan, Director

/s/ Mark E. Griffin
Mark E. Griffin, Director

EXHIBIT INDEX

Exhibit	Description
23.1	Consent of Independent Registered Public Accounting Firm – PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included on signature page hereof).